EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Robert K. Cole, Chairman and CEO (949) 224-5700 Carrie Marrelli, VP, Investor Relations (949) 224-5745

New Century Financial Corporation Announces Private Offering of $175 Million of

Convertible Senior Notes

IRVINE, CA, June 30, 2003–New Century Financial Corporation (Nasdaq: NCEN) announced today that it intends to offer, subject to market and other conditions, a private placement of an expected $175 million of Convertible Senior Notes due 2008. An additional $35 million principal amount of the Notes may be issued at the option of the initial purchasers. This private placement will be conducted pursuant to Rule 144A under the Securities Act of 1933, as amended.

The Company expects to use the net proceeds from the offering to pursue securitization strategies and other strategic opportunities, to continue its stock repurchase program and for general corporate purposes. The Company also intends to use a portion of the proceeds to purchase call options with respect to its common stock from an affiliate of one of the initial purchasers, which is expected to reduce the potential dilution from conversion of the notes.

The notes will only be offered to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be forward-looking statements under federal securities laws. The Company intends that any forward-looking statements be subject to the safe-harbor created by those laws. The forward-looking statements include, but are not limited to, (i) the expectation that the Company will issue the Notes, (ii) the expectations regarding use of the proceeds from the offering, and (iii) the expectation that the call options the Company intends to purchase will reduce the potential dilution from conversion of the Notes. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the market for convertible debt, (ii) the interest rate environment, (iii) the condition of the markets for whole loans and mortgage-backed securities, (iv) the Company’s ability to maintain adequate financing facilities, and (v) the outcome of litigation or regulatory actions pending against the Company. Additional information on these and other factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our other periodic filings with the Securities and Exchange Commission. We assume no obligation to update the forward-looking statements contained in this press release.